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Exhibit 99.(a)(5)

USANA Health Sciences Announces Filing of
Solicitation/Recommendation Statement on Schedule 14D-9

        SALT LAKE CITY, UT—June 13, 2008—USANA Health Sciences, Inc. (NASDAQ: USNA) today announced that it has filed its initial Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission ("SEC") in connection with the tender offer announced on June 2, 2008 by Unity Acquisition Corp. and certain shareholders of USANA, including Myron W. Wentz, Ph.D., USANA's Chairman and Chief Executive Officer, and David A. Wentz, USANA's President. As disclosed in the tender offer participants' offer to purchase, as of May 28, 2008, the tender offer participants owned or controlled approximately 67.9% of USANA's outstanding common stock. As previously announced, the USANA Board of Directors has formed a Special Committee to evaluate the tender offer. The Special Committee is unable to take a position with respect to the tender offer at the present time because it has not yet completed a full and deliberate review and evaluation of the material terms and provisions of the tender offer and the prospects and projections of USANA with the Special Committee's legal and financial advisors.

        The Special Committee, which consists entirely of independent directors, has engaged McColl Partners, LLC as its financial advisor and retained Morrison & Foerster LLP to advise as to legal matters in connection with the tender offer and Durham Jones & Pinegar to advise with respect to Utah law.

        The Special Committee is continuing to review and evaluate the tender offer and expects that after it has completed its review and evaluation, it will inform USANA shareholders as to its position, if any, with respect to the tender offer.

        The Special Committee requests that shareholders of USANA take no action and not tender their shares of common stock of USANA in the tender offer at the current time, and instead defer making a determination whether to accept or reject the tender offer until the Special Committee has advised shareholders of its position or recommendation, if any, with respect to the tender offer.

        The Special Committee encourages USANA shareholders to review the Solicitation/Recommendation Statement on Schedule 14D-9 in its entirety, which is being mailed to the shareholders and filed with the SEC, because it contains important information. Shareholders can obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, and any amendments thereto or other documents filed by USANA with respect to the tender offer, at www.sec.gov.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding the tender offer and the Special Committee's intentions with respect to the tender offer. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including whether the conditions to the tender offer will be satisfied, actual or potential litigation, fluctuations in the economy and the availability of financing for us and for the tender offer participants, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the SEC. The forward-looking statements are made as of the date hereof based on information available to us as of the date hereof, and USANA undertakes no obligation to update them.

Contact:	USANA Health Sciences, Inc. Riley Timmer, 801-954-7922 (Investor Relations) investor.relations@us.usana.com or Edelman Joe Poulos, 011-44-796-772-3291 Joseph.poulos@edelman.com

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USANA Health Sciences Announces Filing of Solicitation/Recommendation Statement on Schedule 14D-9